Exhibit (c)(1)

Project Crayola SPECIAL COMMITTEE DISCUSSION MATERIALS DECEMBER 2020 CONFIDENTIAL

The information herein has been prepared by Lazard Frères & Co . LLC (“Lazard”) based upon information supplied by you (“Teal” or the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company . Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the relevant entity ; we assume no responsibility for and express no view as to such forecasts . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of any transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company (the “Special Committee”), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice . These materials are preliminary and summary in nature and do not include all of the information that the Special Committee should evaluate in considering a possible transaction . Lazard has been retained only by the Special Committee in connection with the transaction described herein and has no duties to any third party . Nothing herein shall constitute a commitment or undertaking on the part of Lazard or any related party to provide any service . Disclaimer PROJECT CRAYOLA CONFIDENTIAL 1

Proposed Terms – Amber to Acquire Teal PROJECT CRAYOLA Buyer Amber Global Capital, LLC (“Amber”) submitted an offer on 12/14/20 Amber owns 32% of Teal and a majority interest in the Media News Group (“MNG”) Price Per Share [$14.25] per Teal share, subject to limited due diligence Premium Amber noted it was a 32% premium to the 1 - year VWAP The offer is a 13% premium to the 12/18/20 closing price, a 20% premium to the price the day prior to the offer and a 14% premium to the price 4 - weeks prior to the offer Form of Consideration Cash Financing Amber stated it can fully finance the transaction ([~$365mm] for the 68% not already owned) with cash on hand at Amber and MNG (no third - party financing or financing conditions) Requested approval to discuss a joint transaction with Stewart Bainum , Jr. (the “Investor”). The offer is not contingent on a joint proposal with the Investor Will Amber Sell Its Stake? Amber has stated that it is not interested in selling its Teal stock to another party and has no intention to vote in its capacity as a stockholder in favor of any such non - Amber transaction Process Amber non - binding proposal conditioned on approval by a special committee and approval by a vote of two - thirds of the outstanding non - Amber shares 2

- 5.00 10.00 15.00 20.00 $25.00 Jan-19 May-19 Oct-19 Mar-20 Jul-20 Dec-20 Teal Stock Price Performance PROJECT CRAYOLA Share Price Evolution Since January 1, 2019 $12.60 / share on 12/18/20 ($2.00 of dividends / share paid since 1/1/19) 5/30/19 Teal declares a one - time dividend of $1.50 per share Source: FactSet, Company filings and publicly available sources. Historical stock prices shown are not adjusted for subsequent d ividends paid. Note: Market values as of December 18, 2020. 1/14/19 Gannett approached by Amber with hostile bid 8/5/19 Gannett and New Media announce merger 1/17/19 Teal CEO Dearborn to step down 11/14/19 Teal declares regular quarterly dividend of $0.25/share (ex - dividend on 11/25/19) 11/19/19 Michael Ferro’s fund, Merrick Ventures, sells its shares of Teal (25% stake) to Amber for $13.00 per share (36% premium to 11/18/19 closing price) 11/25/19 Amber files Schedule 13D noting its stake increased to 32% Low closing price of $5.50 (on 3/18/20) 12/2/19 Standstill agreement with Amber signed 2/3/20 Chairman and CEO change + removal of BestReviews Put / Call 2/19/20 Pre - COVID S&P 500 High; Teal declares quarterly dividend of $0.25 / share 7/28/20 Shareholder Rights Plan put into place, expiration on 7/27/21 7/2/20 Teal elects Randall Smith to Board of Directors 3/18/20 Mason Slaine acquires 6.9% stake Period (Actual Days) Price $14.25 Implied Premium Current $12.60 13.1% 52-Week Low 5.50 159.1% 52-Week High 13.33 6.9% 10 Day VWAP 12.32 15.7% 20 Day VWAP 12.30 15.9% 30 Day VWAP 12.33 15.6% 60 Day VWAP 12.31 15.8% 90 Day VWAP 12.09 17.9% 180 Day VWAP 10.41 36.9% 365 Day VWAP 10.03 42.0% 5/12/20 Teal suspends dividend 12/16/20 Teal to sell 100% of BestReviews to Nexstar for $160mm 3

(120%) (100%) (80%) (60%) (40%) (20%) 0% 20% 40% 60% 80% 100% 120% 140% Jan-19 Feb-19 Apr-19 Jun-19 Aug-19 Sep-19 Teal Share Price Performance Relative to Peers PROJECT CRAYOLA Source: FactSet and Bloomberg. Note: Market values as of September 30, 2019 and December 18, 2020, respectively. 1 Stock closing price as of January 1, 2019. 2 Stock closing price as of September 30, 2019. Share Price Performance January 1, 2019 to September 30, 2019 NYT 27.8% S&P500 18.7% NWSA 22.6% LEE (3.3%) PF GCI (23.9%) Teal (24.3%) Teal¹ $11.34 SA GCI 25.9% Share Price Performance Since September 30, 2019 (120%) (100%) (80%) (60%) (40%) (20%) 0% 20% 40% 60% 80% 100% 120% 140% Sep-19 Dec-19 Mar-20 Jun-20 Sep-20 Dec-20 11/19/19 Michael Ferro’s fund, Merrick Ventures, sells its shares of Teal (25% stake) to Amber for $13.00 per share (36% premium to 11/18/19 closing price) 2/19/20 Pre - COVID S&P 500 High; Teal declares quarterly dividend of $0.25 / share Teal 2 $8.58 4

Teal (Street) Teal (Street) Comparables Benchmarking – Teal @ $12.60 / Share FV / 2019A EBITDA (w/ Pensions) PROJECT CRAYOLA Source: Teal Management, Company filings, FactSet and Wall Street research. Note: Market values as of December 18, 2020. 1 Pro forma for sale of BestReviews . Teal Mgmt. balance sheet as of Q4 2020. Teal Street balance sheet as of Q3 2020. 2 Current Net D ebt / 2020E EBITDA (EBITDA is Pre - SBC and the ratio is not adjusted for pensions). 3 Not shown due to lack of 2021E estimates. FV / 2020E EBITDA (w/ Pensions) 3.8x 4.1x 4.8x 5.1x 16.1x 30.1x FV / 2021E EBITDA (w/ Pensions) Teal ( Mgmt ) 2.5x 3.9x 4.5x NA 14.5x 24.2x 3 13.7% 11.8% 19.5% 7.8% 10.9% 13.4% 11.8% 15.8% 8.9% 9.7% 15.5% 13.4% NA 10.0% 11.1% — — 3.9x — 3.4x ’20E Net Leverage 3.6x 3.5x 3.8x 14.8x 28.8x FV / LTM EBITDA (w/ Pensions) 4.2x 5.0x 5.1x 15.8x 28.7x ’19A Margin ’20E Margin 9.5% ’21E Margin 15.4% Teal ( Mgmt ) 1 1 1 44.0% NA 26.6% 22.5% 18.4% % LTM Digital Revenue Teal 1 Teal Teal margins jump to the high - end of the comparable range in the Management C ase 1 1 — 2 5

Min Median Max Lee LTM¹ 3.9x 5.1x 5.6x SA GCI LTM 3.2x 3.7x 4.5x SA GCI NTM 3.3x 4.0x 5.2x PF GCI LTM 3.9x 4.7x 6.0x PF GCI NTM 3.1x 4.0x 4.7x 2.0 3.0 4.0 5.0 6.0 7.0x Jan-18 Aug-18 Mar-19 Oct-19 May-20 Dec-20 Lee LTM SA GCI LTM PF GCI LTM SA GCI NTM PF GCI NTM 5.0x Gannett and Lee EBITDA Multiples Since January 1, 2018 PROJECT CRAYOLA August 5, 2019 Gannett and New Media announce merger January 14, 2019 MNG announces hostile takeover bid November 19, 2019 New Media / Gannett merger closes May 16, 2019 Gannett shareholders reelect Gannett's independent director nominees after proxy fight with MNG Source: FactSet . Note: Market values as of December 18, 2020. Multiples reflect Adj. Firm Value incl. Pensions. 1 Forward looking projections for Lee not available. 3.0x January 28, 2020 Lee announces agreement to purchase Berkshire Hathaway's newspapers February 19, 2020 Market high before COVID - 19 6

2.0 3.0 4.0 5.0 6.0 7.0 8.0x Jan-19 May-19 Oct-19 Mar-20 Jul-20 Dec-20 NTM LTM Teal Analyst Price Targets and EBITDA Multiples PROJECT CRAYOLA Source: FactSet and Bloomberg. Note: Market values as of December 18, 2020. Multiples reflect Adj. Firm Value incl. Pensions. Teal NTM and LTM EBITDA Multiple Evolution (Since January 1, 2019) 5.0x 3.0x 5/30/19 Teal declares a one - time dividend of $1.50 per share Teal Analyst Price Targets Teal Analyst Commentary “Few companies in media came through the COVID - 19 unscathed ; but [ … ] Q 2 EBITDA significantly exceeded our expectation on better than expected revenue, 60 % owned Best Reviews saw revenue grow 37% , digital subscriber growth increased 40 % to 419 , 000 , and the company continues to manage cash well . ” HUBER RESEARCH PARTNERS, 11 SEPTEMBER 2020 “The Teal shares trade at a modest 2 . 9 times enterprise value to proforma estimates . We believe that upside revenue and cash flow surprises and increasing contributions from its digital businesses would be among the key catalysts towards higher stock valuations . We would not rule out, however, other transformative acquisitions or return of capital strategies . ” NOBLE CAPITAL MARKETS, 17 DECEMBER 2020 Premium / Price Discount Broker Date Rating Target to Current Noble Capital Markets 12/17/2020 Buy 17.50 38.9% Huber Research Partners 9/11/2020 Buy 15.00 19.0% Cowen & Company Share Price (12/18/20) $12.60 – 52 Week High 13.33 5.8% 52 Week Low 5.50 (56.3%) No longer active 8/5/19 Gannett and New Media announce merger 11/19/19 Michael Ferro’s fund, Merrick Ventures, sells its shares of Teal (25% stake) to Amber for $13.00 per share (36% premium to 11/18/19 closing price) 1/14/19 Gannett approached by Amber with hostile bid 11/25/19 Amber files Schedule 13D noting its stake increased to 32% 12/2/19 Standstill agreement with Amber signed 11/14/19 Teal declares quarterly dividend of $0.25 per share (ex - dividend on 11/25/19) 2/3/20 Chairman and CEO change + removal of BestReviews Put / Call 2/19/20 Pre - COVID S&P 500 High, Teal declares quarterly dividend of 25 cents 7/2/20 Randall Smith elected to Board of Directors 7/28/20 Shareholder Rights Plan put into place, expiration on 7/27/21 12/16/20 Teal to sell 100% of BestReviews to Nexstar for $160mm 7

Teal At Market Illustrative Offer Price Share Price (12/18/2020) $12.60 $14.25 $15.00 $16.00 $17.00 $18.00 $19.00 $20.00 Implied Premium to Current 13.1% 19.0% 27.0% 34.9% 42.9% 50.8% 58.7% % Bump vs. $14.25 5.3% 12.3% 19.3% 26.3% 33.3% 40.4% FDSO 37.633 37.633 37.755 37.755 37.755 37.762 37.762 37.769 Fully Diluted Equity Value $474 $536 $566 $604 $642 $680 $717 $755 Less: Cash Proceeds from Options – – (2) (2) (2) (2) (2) (2) Equity Value $474 $536 $565 $602 $640 $678 $716 $753 Plus: Pensions 17 17 17 17 17 17 17 17 Less: Cash (219) (219) (219) (219) (219) (219) (219) (219) Firm Value $272 $334 $363 $400 $438 $476 $514 $552 FV / LTM Revenue ($793mm) 0.3x 0.4x 0.5x 0.5x 0.6x 0.6x 0.6x 0.7x FV / '19A EBITDA ($75mm) 3.6x 4.5x 4.8x 5.3x 5.8x 6.3x 6.8x 7.3x FV / LTM EBITDA ($65mm) 4.2x 5.1x 5.6x 6.1x 6.7x 7.3x 7.9x 8.4x FV / '20E EBITDA ($72mm) 3.8x 4.6x 5.0x 5.5x 6.1x 6.6x 7.1x 7.6x FV / '21E EBITDA - Street ($71mm) 3.8x 4.7x 5.1x 5.6x 6.2x 6.7x 7.2x 7.8x FV / '21E EBITDA ($109mm) 2.5x 3.1x 3.3x 3.7x 4.0x 4.4x 4.7x 5.1x Precedent Transactions ($ in millions, except per share data) Analysis at Various Prices PROJECT CRAYOLA Source: Teal Management, Company filings, FactSet and Wall Street research. Note: Market values as of December 18, 2020. Balance sheet as of Q4 2020 provided by Teal management. 1 Pro forma for sale of BestReviews . 2 Pro forma for sale of BestReviews . EBITDA shown after deducting stock - based compensation expense and adding back $2mm of pension expense. 3 Multiple reflects pensions of $293mm. 2019 / 2020 Newspaper Precedents – LTM EBITDA Multiples 4.8x 4.4x 3.6x 3.4x Precedent Premiums Paid By Minority Shareholders 0.5x 0.4x 0.6x 0.4x LTM Revenue 1 2 2 2 2 5.5x 3  8 data points over the last 10 years: ( i ) firm value of $500mm – $2bn, and (ii) acquiror ownership of target between 15% – 50%  Mean and median premiums generally in the 20% – 30% range  4 of the 8 had “bumps” of 12.5% or less (4 had no bumps) 2 Acquiror Target Chatham Asset Mgmt. (Michael Ferro 25% stake) Page 13 has the complete list of precedents Date August 2019 November 2019 January 2020 July 2020 8

PROJECT CRAYOLA

Voting Scenarios

(Shares in millions)

		Amber Proposal		Alternative Proposal	
		All Vote	70% Vote[2]	All Vote	70% Vote[2]
Shares	Minimum Public - For[1]	7.909	7.909	9.559	9.559
	Public - Against	8.326	3.456	6.676	1.805
	Total Voting Public	**16.235**	**11.364**	**16.235**	**11.364**
	PSS Shares - For[3]	8.744	8.744	8.744	8.744
	Amber - Against	NA	NA	11.554	11.554
	Total Voting	**24.979**	**20.108**	**36.533**	**31.662**
	% in Favor	*66.7%*	*82.8%*	*50.1%*	*57.8%*
	Amber - For	11.554	11.554	–	–
	Public Non-Voting Shares	–	4.870	–	4.870
	Total Shares Outstanding[4]	**36.533**	**36.533**	**36.533**	**36.533**
	% in Favor	*77.2%*	*77.2%*	*50.1%*	*50.1%*
	% in Favor (excl. Amber)	*66.7%*	*66.7%*	–	–
% of Public Float (Voting)	Minimum Public - For	48.7%	69.6%	58.9%	84.1%
	Public - Against	51.3%	30.4%	41.1%	15.9%
	Total Voting Public	**100.0%**	**100.0%**	**100.0%**	**100.0%**
Voting Requirement		2/3 vote of the outstanding non-Amber shares (not by written consent)		Majority of the outstanding voting stock	

Slaine and BestReviews Management hold 4.7mm shares

Source: Teal Management, company filings and FactSet.

1 Showing the minimum number of public votes necessary for the relevant proposal to pass.
2 Assumes that 70% of the total public shares (non-PSS / Amber) participate in the vote.
3 PSS is assumed to vote in favor of the highest sale price proposal given he was understood to have had conversations with Amber and Slaine in July 2020 regarding a sale of his shares.
4 Basic shares outstanding only. Excludes options and RSUs.

9

History of Strategic Discussions PROJECT CRAYOLA Timeline Description Summer 2018 Donerail discussions ( Donerail to buy Teal and sell - off the pieces); ultimately, Donerail never secured financing for a “bust - up” Fall 2018 Process to sell the company (rumors of the process made it into the press); led to McClatchy discussions which were terminated when McClatchy could not secure financing Winter / Spring 2019 Gannett discussions regarding a combination (Teal as buyer or seller) after Amber / MediaNews announced an unsolicited offer for Gannett; Gannett ultimately merged with New Media in November 2019 Spring 2019 McClatchy discussions regarding ( i ) a full combination, and (ii) the sale of Teal Florida to McClatchy; McClatchy could not secure financing and ultimately went through bankruptcy Summer / Fall 2019 Apollo discussions regarding financing for a special dividend; given Apollo’s positions in New Media / Gannett and Cox Broadcasting (which raised regulatory concerns), Apollo and Teal terminated discussions (after Apollo repeatedly revised the terms, making the loan smaller and more onerous to Teal) Fall 2019 Amber approached about a cash / stock merger between MediaNews and Teal; Ferro (as the largest Teal shareholder and company consultant) indicated he would support an all cash deal at $13 / share; Amber withdrew from the discussions November 2019 – March 2020 Amber acquired 32% of Teal without board approval (Delaware 203 not waived). Amber entered into a standstill on 12/2/19 and began discussing potential intercompany agreements between Amber - owned MediaNews and Teal (these talks were complicated by Delaware 203). In January 2020, Amber approached Teal for a standstill waiver in order to buy Patrick Soon - Shiong’s 25% stake in Teal for $13.50 per share (waiver was not granted). Amber made a private approach to the Teal board in February 2020 to acquire all of the Teal shares it did not own for $13.50 / share. These discussions were halted due to COVID - 19 disruptions Summer 2020 Teal understood that PSS had conversations with Amber and Slaine in July regarding a potential sale of his stake in Teal (this led to the adoption of the shareholder rights plan) 10

Tactical Considerations – Other Potential Bidders PROJECT CRAYOLA McClatchy  Chatham acquired out of bankruptcy for $312mm on September 4 th , 2020  Wholly - owned by Chatham so financial capacity unclear Gannett Private Equity  PSS has not indicated any interest in acquiring Teal (has been more focused on a sale of Teal shares)  Historically, all of the individuals that expressed interest failed to secure financing (e.g., Donerail , Jeremy Albrecht)  Mason Slaine filed a 13D in March stating that he owns 6.9% of Teal (since increased to 7.8%) and believed that the Company should pursue a sale of BestReviews and use the proceeds for a special dividend; unclear financial resources and ability to finance an all cash transaction  Only Apollo expressed interest in equity - linked securities in recent years (terminated discussions in the Fall of 2019)  Apollo provided all the Gannett debt financing ($1.8bn)  Apollo regulatory issues given Gannett and Cox broadcasting Individual Investors  Stock is trading at $ 2.55 / share ($373mm of equity) with $1.5bn of debt  Any transaction likely to involve Teal holders taking equity (Gannett has net leverage today of ~3.5x)  All stock combination reduces leverage to ~2.5x (before synergies); still ~2x with $100mm of synergies  In an all stock merger Teal shareholders own >50% (even in an at - market merger at $12.60 / share) The Special Committee will need to decide on the appropriate process, considering: ( i ) the capacity of other potential bidders, (ii) the risk of leaks, (iii) how Amber may react to various tactical decisions, and (iv) the likely terms of the fiduciary - out provisions between signing and closing (for illustrative purposes only, a $15mm break fee is $0.40 / share and 0.1x of 2021 EBITDA) 11

CONFIDENTIAL Appendix PROJECT CRAYOLA

PROJECT CRAYOLA APPENDIX

Selected Public Comparables

($ in millions, except per share values)

Public Comparables – News Media

	Mgmt	Street	TEAL (Mgmt)[1]	TEAL (Street)[2]	GANNETT[3]	LEE ENTERPRISES[4]	News Corp	The New York Times
Price per Share			$12.60	$12.60	$2.55	$1.13	$17.35	$48.97
% 52 Week High			*94.5%*	*94.5%*	*36.5%*	*51.6%*	*92.9%*	*95.9%*
Equity Value			**$474**	**$474**	**$373**	**$68**	**$10,371**	**$8,253**
Plus: Debt			–	7	1,484	538	1,284	–
Plus: Minority Interest & Preferred Stock			–	–	4	2	6,717	2
Less: Cash			(219)	(222)	(285)	(34)	(1,539)	(816)
Less: Investments			(0)	(0)	(36)	(6)	(314)	(22)
Adj. Firm Value	**Mgmt**	**Street**	**$255**	**$258**	**$1,541**	**$568**	**$16,519**	**$7,418**
2019A	*$73*	*$73*	*3.5x*	*3.5x*	*3.4x*	*3.4x*	*14.6x*	*29.9x*
LTM	*64*	*64*	*4.0*	*4.1*	*4.8*	*4.5*	*15.6*	*29.8*
2020E	*70*	*66*	*3.6*	*3.9*	*4.7*	*4.5*	*15.9*	*31.4*
2021E	*107*	*69*	*2.4*	*3.7*	*4.4*	*NA*	*14.4*	*24.8*
Adj. Firm Value w Pension Obligation			**$272**	**$278**	**$1,658**	**$644**	**$16,713**	**$7,668**
2019A	*$75*[5]	*$75*[5]	*3.6x*	*3.7x*	*3.5x*	*3.8x*	*14.8x*	*28.8x*
LTM	*65*[5]	*65*[5]	*4.2*	*4.3*	*5.0*	*5.1*	*15.8*	*28.7*
2020E	*72*[5]	*68*[5]	*3.8*	*4.1*	*4.8*	*5.1*	*16.1*	*30.1*
2021E	*109*[5]	*71*[5]	*2.5*	*3.9*	*4.5*	*NA*	*14.5*	*24.2*
'19A - '21E Revenue CAGR			(14.2%)	(14.2%)	(13.3%)	NA	(8.2%)	3.2%
'19A - '21E EBITDA CAGR			20.2%	(2.8%)	(12.4%)	NA	(7.7%)	9.7%
'19A EBITDA Margin (post-SBC)			7.8%	7.8%	10.9%	19.5%	11.8%	13.7%
'20E EBITDA Margin (post-SBC)			9.5%	8.9%	9.7%	15.8%	11.8%	13.4%
'21E EBITDA Margin (post-SBC)			15.4%	10.0%	11.1%	NA	13.4%	15.5%
Dividend Yield			–	–	–	–	1.2%	0.5%
% Digital Revenue (LTM)[6]			22.5%	22.5%	18.4%	26.6%	NA	44.0%

Source: *Company filings, FactSet and Wall Street research.*
Note: Market values as of December 18, 2020. EBITDA shown on a Post-SBC basis.
1 Balance Sheet as of Q4 2020 per Teal Management. Figures are pro forma for the sale of BestReviews.
2 Balance sheet based on Q3 2020 public filings. Teal Street EBITDA numbers are based on broker projections. Figures are pro forma for the sale of BestReviews.
3 Pro forma for the repayment of $647mm of term loan debt using $497mm in proceeds from newly issued convertible notes, $135mm of real estate sales and $15mm of cash announced on December 17, 2020. Digital revenue percentage computed on a pro forma basis for merger with New Media.
4 EBITDA includes 50% of TNI / MNI EBITDA (which is not consolidated for GAAP).
5 Pension expense of $2mm added back to EBITDA and $17mm pension obligation added to Adj. Firm Value (for Teal).
6 Teal Mgmt. and Teal Street LTM figures inclusive of BestReviews. News Corp does not fully disclose digital revenues.

12

11.4x 35.2x 8.5x 6.3x 5.0x 4.7x 3.5x 5.6x 4.6x 4.3x NA 5.5x 7.0x 4.0x 5.0x 4.0x 4.8x 4.4x 3.6x 3.4x 0.4x 2.5x 1.2x NA 0.6x 0.4x 0.2x 1.2x 1.1x 0.7x NA 0.6x NA NA 0.5x NA 0.6x 0.4x 0.4x 0.5x 2.0 4.0 6.0 8.0 10.0 12.0x LTM EBITDA Multiple LTM Revenue Multiple 3.5x Precedent Newspaper Publishing Transaction Multiples ($ in millions) PROJECT CRAYOLA Newspaper Publishing Transaction Multiples Source: Company filings, FactSet and Wall Street Research. Note: Precedent transactions exclude deals where financial terms were not disclosed. 1 EBITDA multiple is affected by Washington Post Co. agreeing to fund the pension obligations of retirees and pay Bezos a sum e q ual to the current staff’s projected benefits plus $50mm. 2 Multiple based on Adjusted Operating Profit. 3 Includes assumption of $90mm in pension obligations. 4 Represents EV/NTM multiple, not including $10mm of immediately available synergies (4.7x with immediately available synergies ) a t time of announcement and 3.3x using full run - rate synergies. 5 Multiples reflect last public offer price of $15.00 per share. 6 Multiples reflect last rumored offer price of $18.75 per share. 7 Multiple reflects pensions of $293mm. 8 Implied Firm Value based on $13.00 per share and net debt of ($88mm) as of Q3 2019. Multiples calculated using TPCO LTM figur es as of Q3 2019. 9 EBITDA multiple reflects a deduction of $8mm in lease payments to Berkshire Hathaway. 10 2020E revenue and EBITDA per management filing utilized as proxy for LTM figures. 1 4 2 Ann. Date Aug ’13 Jul ’15 Feb ’18 Dec ’11 Dec ’11 May ’12 Aug ’13 Jul ’14 Nov ’14 Feb ’15 May ’15 Oct ’15 Dec ’15 Nov ’16 Cancelled Aug ’17 Aug ’19 Nov ’19 Jan ’20 Jul ’20 Firm Value $250 $1,310 $590 $200 $140 $142 $70 $529 $280 $102 $114 $280 $140 $20 $869 / $1,012 $120 $1,571 $442 $140 $312 Target Las Vegas Review Harris Acquiror Jeff Bezos Patrick Soon - Shiong John Henry News & Media Capital Chatham Asset Mgmt (63 Newspapers) APPENDIX 5.8x 6 5 0.6x 6 5 3 & 8 Median: 0.6x Median: 4.7x (Michael Ferro 25% stake) 5.5x 9 5.5x 7 7 = High / Low Reference Range 4 10 0.0 13

PROJECT CRAYOLA APPENDIX

Precedent Premiums Paid By Minority Shareholders Over The Last 10 Years: (i) FV $500mm - $2.0bn, and (ii) Acquiror Ownership of Target Between 15% - 50%

($ in millions, except per share values)

Transactions with Existing Acquiror Ownership

Undisturbed	Ann.	Closing			Firm	Acq. % Target Ownership		Initial Offer		Final Offer		Memo:			
Date	Date	Date	Target	Acquiror	Value	Pre	Post	1-Day Prior	4-Wk Prior	1-Day Prior	4-Wk Prior	Initial Offer	Final Offer	# of Bumps	% Bump
02/12/19	04/29/19	05/01/19	Coty	JAB Cosmetics	$1,748	40.1%	60.0%	20.6%	59.8%	20.6%	59.8%	$11.65	$11.65	–	–
11/09/18	05/22/19	10/18/19	International Speedway	NASCAR Holdings	1,167	39.5%	100.0%	6.3%	17.8%	13.9%	26.2%	$42.00	$45.00	1	7.1%
01/02/18	01/02/18	04/26/18	Archrock Partners	Archrock	1,959	41.3%	100.0%	23.4%	31.4%	23.4%	31.4%	$14.70	$14.70	–	–
07/06/17	07/06/17	12/29/17	HSN	Liberty Interactive	1,757	38.2%	100.0%	28.9%	27.5%	28.9%	27.5%	$40.36	$40.36	–	–
10/26/15	12/21/15	06/23/16	Northern Tier Energy	Western Refining	1,737	38.4%	100.0%	14.0%	20.0%	17.0%	23.1%	$27.62	$28.34 [1]	1	2.6%
04/29/15	05/18/15	08/17/15	GrafTech International	Brookfield Asset Management	1,054	21.9%	100.0%	NA [2]	NA [2]	14.3%	28.8%	NA	$5.05	–	NA
06/11/13	10/31/13	11/01/13	Dole Food Co	Investor Group	1,018	37.6%	100.0%	17.6%	7.5%	32.4%	21.0%	$12.00	$13.50	1	12.5%
03/25/11	07/11/11	11/30/11	Encore Energy Partners	Vanguard Natural Resources	764	46.0%	100.0%	0.2%	1.3%	(5.2%)	(4.2%)	$23.20 [3]	$21.94 [3]	1	4.2%
				Median:	**$1,452**	**39.0%**	**100.0%**	**17.6%**	**20.0%**	**18.8%**	**26.9%**				
				Mean:	**1,400**	**37.9%**	**95.0%**	**15.9%**	**23.6%**	**18.2%**	**26.7%**				

Source: Thomson SDC, company filings and publicly available news sources.
Note: Transactions announced between January 1, 2010 and December 18, 2020.
1 $28.34 in cash and stock (also offered $26.06 in cash).
2 Brookfield submitted letter on 4/29/15 confirming $150mm investment and intent to propose tender offer for 100% of outstanding common stock (no offer price specified).
3 Initial exchange ratio of 0.72x. Final exchange ratio of 0.75x. Exchange ratio increase did not offset decline in acquiror stock price. Bump based on change in the ratio.

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# Shareholder Ownership Stake and Cumulative Holdings Current Market Value 1yr ∆ in % O/S Total Ownership Breakdown 1 1 Amber Global Capital $146 (0.4%) 2 Patrick Soon - Shiong 110 (0.3%) 3 Mason Slaine 36 +7.8% 4 BestReviews 24 (0.1%) 5 Dimensional Holdings 20 +0.3% 6 Morgan Stanley 15 +3.0% 7 BlackRock 15 (0.4%) 8 Renaissance Technologies 11 +0.3% 9 BrightSphere Investment Group 10 (0.2%) Top 10 Shareholder Concentration Evolution 10 Vanguard 9 (1.0%) 11 State Street 7 +0.5% 12 Northern Trust 5 +0.4% 13 Geode Holdings Trust 4 -- 14 Grantham, Mayo, Van Otterloo & Co. 3 +0.1% 15 Quinn Opportunity Partners 3 -- 16 Arrowstreet Capital 3 +0.1% 17 Timothy Knight 3 +0.4% 18 PRIMECAP Management 3 (5.5%) 19 Terry Jimenez 2 +0.2% 20 Charles Schwab 2 +0.1% 21 Jacobs Levy Equity Management 2 +0.1% 22 David Dreier 2 -- 23 GFH HFEVA 1 +0.1% 24 Credit Suisse 1 (0.1%) 25 AXA SA 1 +0.3% Teal's Top 25 Shareholders ($ in millions) 23.9% 7.8% 5.2% 4.2% 3.2% 3.2% 2.4% 2.1% 2.0% 1.5% 1.0% 0.8% 0.7% 0.7% 0.6% 0.6% 0.6% 0.5% 0.4% 0.4% 0.4% 0.3% 0.3% 0.3% 31.6% 55.6% 63.4% 68.6% 72.9% 76.1% 79.3% 81.7% 83.8% 85.8% 87.3% 88.3% 89.1% 89.8% 90.4% 91.1% 91.7% 92.2% 92.7% 93.1% 93.5% 93.9% 94.2% 94.5% 94.7% Top 5 Top 10 Top 15 Top 20 Top 25 Source: FactSet as per most recent filings. Note: Market pricing as of December 18, 2020. Ownership stake based on basic shares outstanding, consolidated across funds. One - year prior date of December 31, 2019, and five - year prior date of December 31, 2015. 1 Reflects entire shareholder base, not just top 25 shareholders, as per FactSet holdings information. PROJECT CRAYOLA APPENDIX Insider 40% Passive 8% Active 52% 72.9% 85.8% 71.6% 83.7% 48.5% 67.7% 1 2 3 4 5 6 7 8 9 10 Shareholder # Cumulative % O/S Today 1 Year ago 5 Years ago 15

PROJECT CRAYOLA APPENDIX

Gannett Merger with Teal @ $14.25 Per Share (All Stock)

($ in millions, except per share values)

	SQ Gannett	SQ Teal	Pro Forma @ $14.25[1]
Price / Share	$2.55	$14.25	$2.55
(x) FDSO	146.5	37.6	356.8
Fully Diluted Equity	$373	$536	$910
(-) Options Proceeds	–	–	–
Equity Value	**$373**	**$536**	**$910**
Debt	$1,484	–	$1,484
Minority Interest	4	–	4
Investments	(36)	(0)	(36)
Cash	(285)	(219)	(504)
Firm Value w/o Pension	**$1,541**	**$317**	**$1,858**
2020E Adj. EBITDA (post-SBC)	*$328*	*$70*	*$398*
2020E Adj. EBITDA (pre-SBC)	*356*	*76*	*432*
FV / 2020E Adj. EBITDA (post-SBC)	*4.7x*	*4.5x*	*4.7x*
Debt / 2020E Adj. EBITDA (pre-SBC)	*4.2*	–	*3.4*
Net Debt / 2020E Adj. EBITDA (pre-SBC)	*3.4*	–	*2.3*
Pensions	$117	$17	$134
Firm Value w/ Pension	**$1,658**	**$334**	**$1,992**
2020E Adj. EBITDA (post-SBC)[2]	*$343*	*$72*	*$416*
2020E Adj. EBITDA (pre-SBC)[2]	*371*	*77*	*449*
FV / 2020E Adj. EBITDA (post-SBC)	*4.8x*	*4.6x*	*4.8x*
Debt / 2020E Adj. EBITDA (pre-SBC)	*4.3*	*0.2*	*3.6*
Net Debt / 2020E Adj. EBITDA (pre-SBC)	*3.5*	–	*2.5*

Teal owns 59%

At $12.60 / share Teal has a $474mm market cap; so an at-market exchange would give Teal 56% of the combined company

Source: *Teal Management and Public Filings.*
Note: Market values as of December 18, 2020. Balance sheet as of Q3 2020 for Gannett and Q4 2020 for Teal.
1 Based on illustrative $14.25 per share offer.
2 EBITDA adds back pension expense of $15mm for Gannett and $2mm for Teal.

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PROJECT CRAYOLA APPENDIX

Background On Relevant Individuals



Stewart Bainum, Jr.
Chairman of the Board of Directors for Choice Hotels International

- Chairman of Choice Hotels International since October 1998
- Served as chairman and CEO of Manor Care until 1998, when it merged with Health Care and Retirement Corp
- Founder of Somerford Place Corporation in 1998 and Artis Senior Living in 2012
- Politically involved and served as a senator in the Maryland General Assembly from 1979 to 1987, where he was a member of each House's budget and tax committee. Bainum has remained active in Democratic politics and served as a delegate to the Democratic Conventions in 1984, 1992 and 2008
- Currently a member of both the Real Estate Roundtable and the Board of Advisors of UCLA's Anderson School of Business
- Bainum graduated from Pacific Union College and holds an M.B.A. from the UCLA Anderson School of Management. Bainum also holds a theology degree from Andrews University



Mason Slaine
Chairman of Cast & Crew

- Currently holds a 7.8% stake in Teal, and is the third largest shareholder of the company
- Chairman of technology firm Cast & Crew
- Currently sits on the board of Reorg Inc. and Cetara LLC. Slaine is also executive chairman of information services firm MLM2 (Warburg committed $1bn in September 2020) and a principal investor in Varo Bank
- Former executive chairman of Interactive Data Corp., which was sold to the Intercontinental Exchange in 2015
- Slaine was the President and CEO Investment Dealers' Digest from 1982 – 1986, the chairman and CEO of Securities and Data Corp from 1987 – 1991, and involved with Thomson Financial from 1991 – 1994, when he became the President and CEO of Thomson Financial through 1996. Founded FT Media Holdings in 2005, with Warburg Pincus, which was acquired by Gannett in 2018
- Slaine graduated from Amherst College and holds an M.B.A. from Harvard Business School

Source: FactSet and publicly available news sources.

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